Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-252187 and No. 333-268968) on Form S-8 of Charlie’s Holdings, Inc. of our report dated April 17, 2023, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Charlie’s Holdings, Inc. for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

Irvine, California

April 15, 2024